Exhibit 99.1

Metaurus Announces Update to its 2023 Lineup

November 10, 2022

HOBOKEN, NEW JERSEY—Metaurus Advisors LLC plans to close and liquidate the U.S. Equity Cumulative Dividends Fund—Series 2027 (NYSE Arca: IDIV), an exchange-traded product, based on the ongoing review of its product lineup to meet the evolving needs of clients.

IDIV will no longer accept creation and redemption orders after December 8, 2022. Trading in IDIV will be suspended following the market close on December 9, 2022. Proceeds of the liquidation are currently scheduled to be sent to shareholders on or about December 21, 2022.

Metaurus continues to focus on its intellectual property portfolio and investment strategies through its separately managed institutional account offerings and serving as the subadvisor to other exchange-traded products.

Questions may be directed to Metaurus Advisors at 917-509-3414.

About Metaurus Advisors

Metaurus Advisors is an asset management company offering an array of innovative investment strategies based on dividends, dividend risk premia, and isolating the components of investment returns. Metaurus draws upon the multi-asset, institutional investment experience and financial engineering backgrounds of its team, as well as a growing body of intellectual property and rigorous academic research.

Disclosures

IDIV (“the Fund”) is not an investment company registered under the Investment Company Act of 1940 and is not afforded the protections of the 1940 Act.

This material must be preceded or accompanied by a prospectus. Carefully consider the Fund’s investment objectives, risk factors, charges, and expenses before investing. This and additional information can be found in the Fund’s prospectus, which may be obtained by clicking on the Prospectus link or by calling 866.395.0079. Read the prospectus carefully before investing.

Any forward-looking statements are based on the expectations of Metaurus Advisors at this time and actual results may differ. Nothing in this announcement should be considered a solicitation to buy or an offer to sell any shares of the portfolio in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction. This communication is for informational purposes only. It is not intended to provide, and should not be interpreted as individualized investment, legal or tax advice. To obtain such advice, please consult with your investment, legal or tax professional. Investing involves risk, including possible loss of principal. There is no guarantee that the Fund will meet its investment objective. The Fund primarily invests in futures, which can be volatile. Even a small movement in market prices could cause large losses. There is no guarantee that distributions will be made.

Shares are bought and sold at market price (not NAV) and are not individually redeemed from the Fund other than in large Creation Unit aggregations. Instead, investors must buy or sell shares of the Fund in the secondary market with the assistance of a broker. As with all securities, buying and selling shares of the Fund will result in brokerage commissions and will generate tax consequences. Brokerage commissions will reduce returns.

Additional disclosures can be found at www.metaurus.com/disclosures

IDIV is distributed by SEI Investments Distribution Co. (SIDCO). SIDCO is not affiliated with Metaurus Advisors LLC or any of its affiliates.

© 2022 Metaurus Advisors LLC. All rights reserved.

Source: Metaurus Advisors